                                  SCHEDULE 14A
                                 (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary proxy statement         [_]  Confidential, for use of the
                                              Commission only (as permitted by
[X]  Definitive proxy statement               Rule 14a-6(e)(2)).

[_]  Definitive additional materials

[_]  Soliciting material under Rule 14a-12

                                Lexar Media, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

         ---------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

         ---------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         ---------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

         ---------------------------------------------------------------------
     (5) Total fee paid:

         ---------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

         ---------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

         ---------------------------------------------------------------------
     (3) Filing Party:

         ---------------------------------------------------------------------
     (4) Date Filed:

         ---------------------------------------------------------------------

[LOGO] Lexar Media, Inc.

                                  May 3, 2002

To our stockholders:

   You are cordially invited to attend the 2002 Annual Meeting of Stockholders of Lexar Media, Inc. to be held at the Fremont Marriott, 46100 Landing Parkway, Fremont, California on Thursday, May 30, 2002 at 10:00 a.m., local time.

   The matters to be acted upon at the meeting are described in detail in the accompanying Notice of Annual Meeting of Stockholders and proxy statement.

   Please use this opportunity to take part in Lexar Media's affairs by voting on the business to come before this meeting. Whether or not you plan to attend the meeting, please complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope before the meeting so that your shares will be represented at the meeting. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

   We hope to see you at the meeting.

                                          Sincerely,

                                          /s/ Eric B. Stang

                                          Eric B. Stang
                                          President and Chief Executive Officer

                               Lexar Media, Inc.
                             47421 Bayside Parkway
                           Fremont, California 94538

                               -----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               -----------------

To our stockholders:

   The 2002 Annual Meeting of Stockholders of Lexar Media, Inc. will be held at the Fremont Marriott, 46100 Landing Parkway, Fremont, California on Thursday, May 30, 2002 at 10:00 a.m., local time.

   At the meeting, you will be asked to consider and vote upon the following matters:

   1. The election of three Class II directors, each for a term of three years and until his successor has been elected and qualified or until his earlier resignation, death or removal. At the meeting, our board of directors intends to present the following nominees for election as Class II directors:

                                  William T. Dodds
                                  Brian D. Jacobs
                                  Eric B. Stang

   2. A proposal to ratify the selection of PricewaterhouseCoopers LLP as our independent accountants for the fiscal year ending December 31, 2002.

   3. To transact any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

   These items of business are more fully described in the attached proxy statement. Only stockholders of record at the close of business on April 12, 2002 are entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting.

                                          By Order of the Board of Directors

                                          /s/ Eric S. Whitaker

                                          Eric S. Whitaker
                                          Vice President, General Counsel and
                                            Secretary

Fremont, California
May 3, 2002

Whether or not you plan to attend the meeting in person, please complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope before the meeting so that your shares will be represented at the meeting.

                               Lexar Media, Inc.
                             47421 Bayside Parkway
                           Fremont, California 94538

                               -----------------

                                PROXY STATEMENT

                               -----------------

                                  May 3, 2002

   The accompanying proxy is solicited on behalf of the board of directors of Lexar Media, Inc., a Delaware corporation, for use at the 2002 Annual Meeting of Stockholders to be held at the Fremont Marriott, 46100 Landing Parkway, Fremont, California on Thursday, May 30, 2002 at 10:00 a.m., local time. This proxy statement and the accompanying form of proxy were first mailed to stockholders on or about May 3, 2002. Our annual report, which contains our Form 10-K for our fiscal year ended December 31, 2001, is enclosed with this proxy statement.

Record Date; Quorum

   Only holders of record of common stock at the close of business on April 12, 2002 will be entitled to vote at the meeting. At the close of business on the record date, we had approximately 60,236,471 shares of common stock outstanding and entitled to vote.

   A majority of the shares outstanding on the record date, present in person or represented by proxy, will constitute a quorum for the transaction of business at the meeting. The inspector of elections will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary power for that particular item and has not received instructions from the beneficial owner.

Voting Rights; Required Vote

   Stockholders are entitled to one vote for each share held as of the record date. The Class II directors will be elected by a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Negative votes will not affect the outcome of the election of directors. Approval of proposal No. 2 ratifying the selection of PricewaterhouseCoopers LLP as our independent accountants for the fiscal year ending December 31, 2002 requires the affirmative vote of the holders of a majority of the shares entitled to vote that are present in person or represented by proxy at the meeting and are voted for or against the proposal. Abstentions and broker non-votes will not affect the outcome of the vote on either of the proposals. The inspector of elections appointed for the meeting will separately tabulate affirmative and negative votes, abstentions and broker non-votes for each proposal.

Voting of Proxies

   The proxy sent with this proxy statement is solicited on behalf of our board of directors. We ask all stockholders to complete, date and sign the proxy and promptly return it in the enclosed envelope or otherwise mail it to Lexar Media. All signed, returned proxies that are not revoked will be voted in accordance with the instructions in the proxy. Returned signed proxies that give no instructions as to how they should be voted on a particular proposal will be counted as votes "for" that proposal. In the case of the election of the Class II directors, proxies that give no instructions as to how they should be voted will be counted as voted "for" the election to the board of each of the nominees presented by the board.

Adjournment of Meeting

   If a quorum is not present in order to transact business at the meeting or if we do not receive sufficient votes in favor of the proposals by the date of the meeting, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitations of proxies. Any adjournment would require the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting.

Expenses of Soliciting Proxies

   We will pay the expenses of soliciting proxies for the meeting. After the original mailing of the proxies and other soliciting materials, we and/or our agents may also solicit proxies by mail, telephone, telegraph, facsimile, email or in person. After the original mailing of the proxies and other soliciting materials, we will request that brokers, custodians, nominees and other record holders of our common stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares and request authority for the exercise of proxies. We will reimburse the record holders for their reasonable expenses if they ask us to do so.

Revocability of Proxies

   A stockholder may revoke a proxy at any time before it is voted. A proxy may be revoked by signing and returning a proxy with a later date, by delivering a written notice of revocation to us stating that the proxy is revoked or by attending the meeting and voting in person. Please note, however, that if a stockholder's shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the meeting, the stockholder must bring to the meeting a letter from the broker, bank or other nominee confirming the stockholder's beneficial ownership of the shares and that the broker, bank or other nominee is not voting the shares at the meeting.

                     PROPOSAL NO. 1--ELECTION OF DIRECTORS

   Our board of directors currently consists of seven directors. The board is divided into three classes that serve staggered three-year terms. A director serves in office until his successor is elected and qualified or until his earlier resignation, death or removal. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors.

   Three Class II directors are to be elected at the meeting for a three-year term ending in 2005. The board has nominated William T. Dodds, Brian D. Jacobs and Eric B. Stang for reelection as the Class II directors. Shares represented by the accompanying proxy will be voted "for" the election of the three nominees recommended by the board unless the proxy is marked to withhold authority to vote. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder may determine. We are not aware of any nominee who will be unable to or for good cause will not serve as a director.

Directors/Nominees

   The table below presents information about the nominees as of the date of this proxy statement.

                                                                                      Director
Name of Director              Age                Principal Occupation                  Since
----------------              ---                --------------------                 --------
William T. Dodds............. 54  Vice President of The Woodbridge Company              1998
                                  Limited; Vice President and Secretary of
                                  Thomvest Holdings Inc.
Brian D. Jacobs.............. 40  Executive Vice President and general partner of St.   1998
                                  Paul Venture Capital, Inc.
Eric B. Stang................ 42  President and Chief Executive Officer of Lexar        2000
                                  Media

   The table below presents information about each director whose term of office continues after the meeting.

                                                                                       Term
Name of Director              Age                Principal Occupation                 Expires
----------------              ---                --------------------                 -------
Petro Estakhri............... 44  Chief Technology Officer and Executive Vice          2003
                                  President, Engineering of Lexar Media
John H. Reimer............... 44  Chairman of the board of directors of Lexar Media    2003
John A. Rollwagen............ 61  Business and investment advisor                      2004
William J. Stewart........... 41  President of Asia Pacific Ventures; general partner  2004 of APV Technology Partners

   William T. Dodds has served as a member of our board of directors since February 1998. Since February 1980, Mr. Dodds has been a Vice President of The Woodbridge Company Limited, a Toronto, Canada based holding company. The Woodbridge Company Limited owns a majority interest in The Thomson Corporation, an information publishing company. Mr. Dodds is also Vice President and Secretary of Thomvest Holdings Inc., a venture capital firm. Mr. Dodds also serves on the boards of directors of Certicom Corporation, a provider of encryption technology for computing and communication applications, and several private companies. Mr. Dodds holds a B.A. in economics from the University of Waterloo and has a Canadian Chartered Accountant's Designation.

   Brian D. Jacobs has served as a member of our board of directors since February 1998. Mr. Jacobs has been a general partner and Executive Vice President of St. Paul Venture Capital, Inc., a venture capital firm, since 1992. Mr. Jacobs serves on the boards of directors of several private companies. Mr. Jacobs hold a B.S. and an M.S. in mechanical engineering from the Massachusetts Institute of Technology and an M.B.A. from Stanford University.

   Eric B. Stang has served as our President and Chief Executive Officer since July 2001 and as a member of our board of directors since January 2000. Mr. Stang previously served as our Chief Operating Officer from the time he joined us in November 1999 until July 2001. From June 1998 to November 1999, Mr. Stang was Vice President and General Manager of the Radiation Therapy Products Division of ADAC Laboratories, a medical equipment and software company. From April 1990 to May 1998, he worked for Raychem Corporation, a material science company, where his last position was Director of Operations. Prior to joining Raychem, Mr. Stang co-founded Monitor Company Europe Limited, an international strategic consulting firm, and worked for McKinsey & Company as a management consultant. Mr. Stang holds a B.A. in economics from Stanford University and an M.B.A. from the Harvard Business School.

   Petro Estakhri has served as our Chief Technology Officer since April 1999 and as our Executive Vice President, Engineering since August 1997. Mr. Estakhri has served as a member of our board of directors since August 1997, and was the Chairman of our board of directors from August 1997 to July 2001. Mr. Estakhri also served as our Vice President, Systems from September 1996 to August 1997. From January 1993 to August 1996, Mr. Estakhri served as the Senior Director of Solid State Controller Engineering at Cirrus Logic, a supplier of analog and mixed-signal chip solutions. Mr. Estakhri is a co-author of many patents related to magnetic media, flash storage controller and systems architecture. Mr. Estakhri holds a B.S. and an M.S. in electrical and computer engineering from the University of California at Davis.

   John H. Reimer has served as a member of our board of directors since May 1997 and as Chairman of our board of directors since July 2001. Mr. Reimer also served as our President and Chief Executive Officer from the time he joined us in August 1997 until July 2001. From May 1994 to August 1997, Mr. Reimer served as the Senior Director of WorldWide Operations for the Mobile Computing Products Division of Motorola, Inc., a communications company. Prior to that time, Mr. Reimer served as the Vice President of Marketing at SanDisk Corporation, a supplier of flash data storage. Mr. Reimer was a founder and four-time Chairman of Personal Computer Memory Card International Association, the organization that sets the worldwide standard for PC Cards. Mr. Reimer has also held management positions at Texas Instruments and Fujitsu Microelectronics. Mr. Reimer holds a B.S. in electrical engineering from the University of Illinois at Champaign.

   John A. Rollwagen has served as a member of our board of directors since February 1998. Since 1993, Mr. Rollwagen has served as a business and investment advisor. In addition, since October 2000, Mr. Rollwagen has served as a principal of Quatris Fund, an early stage venture fund. From May 1993 to December 1999, Mr. Rollwagen was a venture partner with St. Paul Venture Capital, Inc. From 1981 to January 1993, Mr. Rollwagen served as the Chairman and Chief Executive Officer of Cray Research, Inc., a worldwide supplier of supercomputers. Mr. Rollwagen was a founding member of the Computer Systems Policy Project, an organization of chief executive officers of 12 leading computer systems companies in the United States that was created to identify and advocate industry positions on trade and technology policy. Mr. Rollwagen also serves on the boards of directors of Computer Network Technology Corporation, a supplier of computer networking hardware and software, and PartnerRe Ltd., an international reinsurance company. Mr. Rollwagen holds a B.S. in electrical engineering from the Massachusetts Institute of Technology and an M.B.A. from the Harvard Business School.

   William J. Stewart has served as a member of our board of directors since February 1998. Mr. Stewart has been the President of Asia Pacific Ventures, a consulting and technology transfer firm that he founded, since October 1989. Mr. Stewart is also a general partner of APV Technology Partners, a venture capital firm. Mr. Stewart also serves on the board of directors of Certicom Corporation, as well as the boards of directors of several private companies. Mr. Stewart holds a B.A. in economics from St. Anselm College and an M.B.A. from Suffolk University.

Composition of Board of Directors

   Our certificate of incorporation and bylaws provide that our board of directors will consist of seven directors divided into three classes, Class I, Class II and Class III, which serve staggered three-year terms. The Class II directors, Messrs. Dodds, Jacobs and Stang, will stand for reelection at the 2002 annual meeting of stockholders, as described in this proxy statement. The Class III directors, currently Messrs. Estakhri and Reimer, will stand for reelection at the 2003 annual meeting of stockholders. The Class I directors, Messrs. Stewart and Rollwagen, will stand for reelection at the 2004 annual meeting of stockholders. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective terms. This classification of our board could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, control of Lexar Media.

Board of Directors Meetings and Committees

   During 2001, the board of directors met twenty times, including telephone conference meetings, and acted by written consent three times. No director attended fewer than 75% of the total number of meetings of the board and the total number of meetings held by all committees of the board on which such director served during the time he served, other than Mr. Dodds, who attended approximately 71% of such meetings.

   Standing committees of the board include an audit committee and a compensation committee. The board does not have a nominating committee or a committee performing similar functions.

   Audit Committee. The current members of the audit committee are William J. Stewart, William T. Dodds and John A. Rollwagen. Messrs. Stewart, Dodds and Rollwagen are each independent directors as defined by the rules of the Nasdaq Stock Market. The audit committee was established in January 2000 and met eight times during 2001. The audit committee reviews and monitors our financial statements and accounting practices, makes recommendations to our board regarding the selection of independent auditors and reviews the results and scope of the audit and other services provided by our independent auditors.

   Compensation Committee. The current members of the compensation committee are William J. Stewart and Brian D. Jacobs. The compensation committee was established in January 2000 and met seven times during 2001 and acted by written consent six times. The compensation committee reviews salaries and incentive compensation for our officers and employees. The compensation committee also administers the issuance of stock options and other awards under our 2000 Equity Incentive Plan and our 2000 Employee Stock Purchase Plan.

Director Compensation

   With the exception of the Chairman of our board of directors, our directors do not receive cash compensation for their services as directors, but are reimbursed for their reasonable and necessary expenses in attending board and committee meetings. Each member of the board who is not our employee, or an employee of a parent, subsidiary or affiliate of ours, is eligible to participate in our 2000 Equity Incentive Plan. Under this plan, the option grants to directors are automatic and nondiscretionary. Each non-employee director who becomes a member of our board of directors will be granted an option to purchase 50,000 shares of our common stock as of the date the director becomes a member of the board. Immediately after each annual meeting of our stockholders, each non-employee director will automatically be granted an additional option to purchase 25,000 shares of our common stock if the director has served continuously as a member of our board since the date of the director's initial grant and for a period of at least one year before the annual meeting. The board may also make discretionary supplemental grants to a non-employee director who has served for less than one year from the date of such director's initial grant; provided that no such director may receive options to purchase more than 75,000 shares of our common stock in any calendar year pursuant to the above described provisions of our 2000 Equity Incentive Plan. Each option granted to a director under our 2000 Equity Incentive Plan has a ten-year term and will terminate three months after the date the director ceases to be a director or consultant for any reason except death, disability or cause, twelve months if the termination is due to death or disability or immediately if the termination is for cause. The options will vest and become exercisable as to 25% of the shares on the one- year anniversary of the date of grant and as to 2.0833% of the shares each month thereafter, so long as the non-employee director remains a director or consultant. In the event of our liquidation or dissolution or a change in control transaction, the options granted to each non-employee director under this plan will become fully vested and exercisable.

   As Chairman of our board of directors, John H. Reimer also receives compensation of $100,000 per year, payable in monthly installments, and receives the medical and other insurance benefits to which he was entitled as our Chief Executive Officer. We are obligated to pay Mr. Reimer this salary through April 30, 2003. In addition, we have agreed to grant Mr. Reimer a new stock option for his services as Chairman in an amount to be determined by the compensation committee and with terms consistent with the awards granted to our other outside directors. If Mr. Reimer's service as Chairman terminates for any reason other than if we terminate his service for cause or if he voluntarily resigns, he will also receive the payments and benefits described below in "Executive Compensation--Employment Contracts and Change in Control Arrangements."

   In March 2001, we granted each of Messrs. Dodds and Rollwagen a nonqualified stock option to purchase 50,000 shares of our common stock at a price of $1.03 per share. In June 2001, upon completion of our 2001 annual meeting of stockholders, we granted each of Messrs. Dodds, Jacobs, Rollwagen and Stewart, a nonqualified stock option to purchase 25,000 shares of our common stock at a price of $2.50 per share, which grant was automatically made pursuant to the terms of our 2000 Equity Incentive Plan.

   The board recommends a vote for the election of each nominated director.

     PROPOSAL NO. 2: RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

   We have selected PricewaterhouseCoopers LLP as the independent accountants to perform the audit of our financial statements for our fiscal year ending December 31, 2002, and our stockholders are being asked to ratify our selection. PricewaterhouseCoopers LLP or its predecessor has audited our financial statements since our fiscal year ended December 31, 1997. Representatives of PricewaterhouseCoopers LLP will be present at the meeting, will have the opportunity to make a statement at the meeting if they desire to do so and will be available to respond to appropriate questions.

Audit Fees

   We estimate that the fees billed to us by PricewaterhouseCoopers LLP for our fiscal year 2001 audit were approximately $240,000, of which $146,000 had been billed through December 31, 2001.

Financial information system design and implementation fees

   We did not engage PricewaterhouseCoopers LLP during fiscal year 2001 for any financial information system design and implementation services.

All Other Fees

   We estimate that all other fees billed to us by PricewaterhouseCoopers LLP for fiscal year 2001 were approximately $161,000, all of which had been billed through December 31, 2001. Other fees were comprised of $158,000 for income tax consulting and compliance services and $3,000 for audit related work.

       The board recommends a vote for ratification of the selection of
                          PricewaterhouseCoopers LLP.

                         REPORT OF THE AUDIT COMMITTEE

   The following is the report of the audit committee with respect to Lexar Media's audited financial statements for its fiscal year ended December 31, 2001. The material in this report is not "soliciting material," is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in any filings.

   The audit committee's purpose is to assist the board of directors in its oversight of Lexar Media's financial accounting, reporting and controls. The board of directors, in its business judgment, has determined that all members of the committee are "independent" as required by the listing standards of the Nasdaq National Market. The committee operates under a charter, which was approved by the board of directors in October 2000 and amended in April 2001.

   Management is responsible for the preparation, presentation and integrity of Lexar Media's financial statements, accounting and financial reporting principles, and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Our independent accountants, PricewaterhouseCoopers LLP, are responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards. The audit committee discussed with our independent auditors the overall scope and plans for the audit. The audit committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of Lexar Media's internal controls and the overall quality of Lexar Media's financial reporting.

   In performing its oversight role, the audit committee reviewed and discussed the audited financial statements with management and the independent auditors. The committee also discussed with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees. The committee received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The committee also considered whether the provision of non-audit services by the independent auditors is compatible with maintaining the auditors' independence and has discussed with the auditors the auditors' independence. Based on the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the committee referred to below and in its charter, the audit committee recommended to the board of directors (and the board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2001. The audit committee and the board of directors also recommended, subject to stockholder approval, the selection of PricewaterhouseCoopers LLP as independent accountants.

   The members of the audit committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the audit committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee's considerations and discussions referred to above do not assure that the audit of Lexar Media's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that PricewaterhouseCoopers LLP is in fact "independent" as required by the Nasdaq National Market.

Audit Committee:

William T. Dodds
John A. Rollwagen
William J. Stewart

                            PRINCIPAL STOCKHOLDERS

   The following table presents information about the beneficial ownership of our common stock as of April 12, 2002 by:

  . each person or entity known by us to be the beneficial owner of more than 5% of our common stock;

  .  each of our directors;

  .  each executive officer named in the Summary Compensation Table below; and

  .  all directors and executive officers as a group.

   The percentage of beneficial ownership for the table is based on approximately 60,236,471 shares of our common stock outstanding as of April 12, 2002. To our knowledge, except under community property laws or as otherwise noted, the persons and entities named in the table have sole voting and sole investment power over their shares of our common stock. Unless otherwise indicated, each entity or person listed below maintains a mailing address of c/o Lexar Media, Inc., 47421 Bayside Parkway, Fremont, California 94538.

   The number of shares beneficially owned by each stockholder is determined under the rules of the Securities and Exchange Commission and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of common stock over which the stockholder has sole or shared voting or investment power. It also includes shares of common stock that the stockholder has the right to acquire within 60 days after April 12, 2002 through the exercise of any option or warrant. The percentage ownership of the common stock, however, is based on the assumption, required by the rules of the Securities and Exchange Commission, that only the person or entity whose ownership is being reported has converted options or warrants into shares of our common stock.

                                                    Lexar Media Shares
                                                  Beneficially Owned (1)
                                                  ---------------------
                                                   Number of    Percent
         Name of Beneficial Owner                   Shares     of Shares
         ------------------------                 ----------   ---------
         Directors and Executive Officers:
         Eric B. Stang (2).......................  1,125,750      1.86%
         Petro Estakhri (3)......................  3,296,875      5.44
         Michael J. Perez (4)....................     37,500       *
         Eric S. Whitaker (5)....................    340,056       *
         John H. Reimer (6)......................  3,700,000      6.04
         Ronald Bissinger........................      4,686       *
         Brian D. Jacobs (7)
            Entities affiliated with St. Paul
              Venture Capital, Inc...............  7,408,110     12.26
         William T. Dodds (8)
            Entities affiliated with Thomvest
              Holdings Inc. .....................  6,516,160     10.83
         William J. Stewart (9)
            APV Technology Partners II, L.P......  5,746,283      9.55
         John A. Rollwagen (10)..................    324,340       *
         Directors and executive officers as a
           group (10 persons) (11)............... 28,499,758     45.37

--------
  * Less than 1% ownership.

 (1)Includes shares of our common stock outstanding as of April 12, 2002 that we subsequently repurchased from Messrs. Stang and Estakhri as described below in "Executive Compensation--Officer Loans."

 (2)Includes options to purchase 273,542 shares of our common stock that are immediately exercisable and options to purchase 42,083 shares of our common stock that are exercisable within 60 days of April 12, 2002.

 (3)Includes 1,723,716 shares of our common stock held directly by Mr. Estakhri and 1,076,284 shares of our common stock held jointly by Mr. Estakhri and his wife. Also includes options to purchase 423,958 shares of our common stock that are immediately exercisable and options to purchase 72,917 shares of our common stock that are exercisable within 60 days of April 12, 2002.

 (4)Represents options to purchase 29,167 shares of our common stock that are immediately exercisable and options to purchase 8,333 shares of our common stock that are exercisable within 60 days of April 12, 2002.

 (5)Includes options to purchase 220,521 shares of our common stock that are immediately exercisable and options to purchase 26,042 shares of our common stock that are exercisable within 60 days of April 12, 2002.

 (6)Includes 150,000 shares of our common stock held directly by Mr. Reimer and 2,400,000 shares of our common stock held jointly by Mr. Reimer and his wife. Also includes options to purchase 1,150,000 shares of our common stock that are immediately exercisable.

 (7)Includes options held by Mr. Jacobs to purchase 9,896 shares of our common stock that are immediately exercisable and options to purchase 7,292 shares of our common stock that are exercisable within 60 days of April 12, 2002. Also includes 4,801,177 shares of our common stock and a warrant to purchase 60,781 shares of our common stock, which is immediately exercisable, owned by St. Paul Venture Capital IV, LLC; 2,086,339 shares of our common stock and warrants to purchase 246,146 shares of our common stock, each of which is immediately exercisable, owned by St. Paul Venture Capital V, LLC; and 194,760 shares of our common stock and a warrant to purchase 1,719 shares of our common stock, which is immediately exercisable, owned by St. Paul Venture Capital Affiliates Fund I, LLC. St. Paul Venture Capital, Inc. has sole voting and investment power over all of these shares by virtue of it being a manager of each of the funds. Decisions are made by a committee of executive officers of St. Paul Venture Capital, Inc., consisting of at least three of the following individuals:
    Brian D. Jacobs, Patrick A. Hopf, Fredric Boswell, Michael Gorman, James Simons, Rod Randall, Bill Cadogan, Dave Stassen, Mary Jeffries and Zenas Hutcheson. Mr. Jacobs and the other executive officers of St. Paul Venture Capital, Inc. disclaim any beneficial interest of these shares except to the extent of any individual interest in such shares. The address of each of the entities affiliated with St. Paul Venture Capital, Inc. is 10400 Viking Drive, Suite 550, Eden Prairie, Minnesota 55344.

 (8)Includes options held by Mr. Dodds to purchase 22,396 shares of our common stock that are immediately exercisable and options to purchase 9,375 shares of our common stock that are exercisable within 60 days of April 12, 2002. Also includes 27,644 shares of our common stock owned by Thomvest Holdings Inc., of which Mr. Dodds is a Vice President; 6,341,035 shares of our common stock owned by Thomvest International Ltd.; and 71,974 shares of our common stock and a warrant to purchase 43,736 shares of our common stock, which is immediately exercisable, owned by Thomvest Ventures Inc. Mr. Dodds disclaims any beneficial interest in these shares except to the extent of any individual interest in such shares. The address of Thomvest Holdings Inc. is 3000 Sand Hill Road, Building 1, Suite 155, Menlo Park, California 94025. The address of Thomvest International Ltd. is King's Court, Unit T1, 3/rd/ Floor, Bay Street, P.O. Box N-10507, Nassau, New Providence, Bahamas. The address of Thomvest Ventures Inc. is 65 Queen Street West, Suite 2400, Toronto, Ontario, Canada M5H 2M8.

 (9)Includes options held by Mr. Stewart to purchase 9,896 shares of our common stock that are immediately exercisable and options to purchase 7,292 shares of our common stock that are exercisable within 60 days of April 12, 2002. Also includes 5,722,845 shares of our common stock and a warrant to purchase 6,250 shares of our common stock, which is immediately exercisable, owned by APV Technology Partners II, L.P., with which Mr. Stewart is affiliated by virtue of his being a general partner, manager or principal, or a general partner, manager or principal of the general partner or managing member, of such fund. Peter G. Bodine and Spencer C. Tall are each Managing Members of APV Technology Partners II, L.P. and share voting control of such fund with Mr. Stewart. Messrs. Stewart, Bodine and Tall disclaim any beneficial interest in such shares except to the extent of any individual interest in such shares. The address of APV Technology Partners II, L.P. is 2370 Watson Court #200, Palo Alto, California 94303-3225.

(10)Includes options held by Mr. Rollwagen to purchase 22,396 shares of our common stock that are immediately exercisable and options to purchase 9,375 shares of our common stock that are exercisable within 60 days of April 12, 2002. Also includes 166,388 shares of our common stock held by the John A. Rollwagen Revocable Trust, 75,000 shares of our common stock held in an individual retirement account for the benefit of Mr. Rollwagen, 25,220 shares of our common stock held by the Rollwagen Family Limited Partnership, 24,890 shares held by the Beverly J. Rollwagen Revocable Trust and 1,071 shares held by Mr. Rollwagen.

(11)Includes warrants to purchase an aggregate of 358,632 shares of our common stock, each of which is immediately exercisable, and options to purchase an aggregate of 2,344,479 shares of our common stock, each of which is exercisable within 60 days of April 12, 2002.

                            EXECUTIVE COMPENSATION

Summary Compensation

   The following table presents information about the compensation awarded to, earned by or paid to (1) our Chief Executive Officer, (2) our three other most highly compensated executive officers as of December 31, 2001 whose salary and bonus for fiscal 2001 was more than $100,000, (3) the Chairman of our board of directors, who served as our Chief Executive Officer for a portion of 2001 and
(4) one additional former executive officer, who would have been one of our four most highly compensated executive officers had he been serving as an executive officer as of December 31, 2001. We do not grant stock appreciation rights and have no long-term compensation benefits other than stock options.

                          Summary Compensation Table

                                                                                              Long-Term
                                                  Annual Compensation                    Compensation Awards
                                  -----------------------------------------------       ----------------------
                                                                                        Restricted  Securities
                                                                         Other Annual      Stock    Underlying
   Name and Principal Position    Year    Salary        Bonus           Compensation(1) Award(s)(2)  Options
   ---------------------------    ----   --------     ---------         --------------- ----------- ----------
Eric B. Stang.................... 2001   $245,589(3)  $      --(4)            $4,801           --    1,010,000
 President and Chief Executive    2000    208,654      175,000               4,173             --      100,000
   Officer, former Chief          1999    200,000(5)    15,000               2,151                     800,000
   Operating Officer
John H. Reimer................... 2001    514,502(6)         --(7)          88,433(8)          --      750,000
 Chairman of the board of         2000    259,962       355,000              5,199        400,000      400,000
   directors and former President 1999    252,000       125,000              5,271             --           --
   and Chief Executive Officer
Petro Estakhri................... 2001    275,696            --(4)           5,416             --    1,350,000
 Chief Technology Officer and     2000    220,769       320,000              4,415        400,000      400,000
   Executive Vice President,      1999    180,106        90,000              4,313                          --
   Engineering
Michael J. Perez................. 2001    210,000(9)         --(10)          2,019             --      500,000
 Vice President, Finance and      2000         --            --                 --             --           --
   Chief Financial Officer        1999         --            --                 --             --           --
Eric S. Whitaker................. 2001    200,123        20,000(10)(11)      3,877                     525,000
 Vice President, Technology       2000    135,161       186,000                 --             --      195,000
   Licensing, General Counsel     1999         --(12)        --                 --             --       85,000
   and Secretary                                                                               --
Ronald H. Bissinger.............. 2001    595,000(13)        --             16,280(14)         --      525,000
 Former Vice President, Finance   2000    172,308       114,000              3,454             --      200,000
   and Chief Financial Officer    1999    165,000(15)     2,000              1,546             --      400,000

--------
(1) These amounts consist of (a) supplemental payments made by us to the named individuals and (b) for 1999, the fair market value of a digital camera given by us to the named individuals, other than Messrs. Whitaker and Perez.

(2) Messrs. Reimer and Estakhri each purchased 400,000 shares of our restricted common stock in January 2000 at a price of $2.00 per share, which represented our board of directors' determination of the fair market value of our common stock as of such date. As of December 31, 2001, the value of each of these restricted stock awards was $1,056,000 based on the closing price of our common stock on the Nasdaq National Market on such date.

(3) Includes $137,679 paid to Mr. Stang as our Chief Operating Officer and $107,910 paid to Mr. Stang as our Chief Executive Officer.

(4) Each of Messrs. Stang and Estakhri is eligible to receive a bonus of up to 50% of his base salary for his performance in 2001. Our compensation committee has not yet determined the amount of the bonuses to be paid to our employees, including the named executive officers, for performance in 2001.

 (5)Mr. Stang joined us on November 8, 1999. As of December 31, 1999, we had paid Mr. Stang an actual salary of $30,769.

 (6)Includes $187,233 paid to Mr. Reimer as our former Chief Executive Officer, $35,769 paid to Mr. Reimer as the Chairman of our board of directors and $291,500 in severance compensation payable to Mr. Reimer, as a result of his resignation as our Chief Executive Officer, in twelve equal monthly installments for a period of twelve months ending on August 15, 2002, of which $104,267 had been paid as of December 31, 2001.

 (7)Mr. Reimer is eligible to receive a bonus of up to 25% of the actual salary that he earned as our former Chief Executive Officer in 2001. Our compensation committee has determined that this bonus will be accrued, but not paid to Mr. Reimer, until the compensation committee determines the amount of the bonuses to be paid to our employees for 2001.

 (8)Includes $78,535 paid to Mr. Reimer for unused vacation time that he accrued as our former Chief Executive Officer.

 (9)Mr. Perez joined us on July 1, 2001. As of December 31, 2001, we had paid Mr. Perez an actual salary of $100,962.

(10)Each of Messrs. Perez and Whitaker is eligible to receive a bonus of up to 40% of his base salary for his performance in 2001. Our compensation committee has not yet determined the amount of the bonuses to be paid to our employees, including the named executive officers, for performance in 2001.

(11)Represents discretionary incentive compensation paid to Mr. Whitaker.

(12)Mr. Whitaker joined us on December 21, 1999 but did not receive any salary payments until January 1, 2000.

(13)Includes $124,038 paid to Mr. Bissinger as our former Vice President, Finance and Chief Financial Officer, a lump sum payment of $380,000 paid to Mr. Bissinger as severance compensation as a result of his resignation as our Vice President, Finance and Chief Financial Officer, which was used to repay the amount he owed to us under a promissory note for the purchase of shares of our common stock, and an additional $90,962 in severance compensation.

(14)Includes $13,799 paid to Mr. Bissinger for unused vacation time that he accrued as our former Vice President, Finance and Chief Financial Officer.

(15)Mr. Bissinger joined us on December 20, 1999. As of December 31, 1999, we had paid Mr. Bissinger an actual salary of $3,273.

Option Grants in Fiscal 2001

   The following table sets forth grants of stock options made during 2001 to the executive officers named in the Summary Compensation Table. In accordance with the rules of the Securities and Exchange Commission, the table sets forth the hypothetical gains or "option spreads" that would exist for the options at the end of their respective terms based on assumed annual rates of compound stock price appreciation of 5% and 10% from the dates the options were granted to the end of the respective option terms. The 5% and 10% assumed annual rates of stock price appreciation do not reflect our estimate or projections of future stock price growth. Actual gains, if any, on option exercises depend on the future performance of our common stock and overall market conditions. The potential realizable values shown in this table may never be achieved.

   Specifically, potential realizable values are calculated by:

  . Multiplying the number of shares of common stock subject to a given option by the exercise price per share of our common stock on the date of grant;

  . Assuming that the aggregate option exercise price derived from that calculation compounds at the annual 5% or 10% rates shown in the table for the entire ten-year term of the option; and

  .  Subtracting from that result the aggregate option exercise price.

                         Option Grants in Fiscal 2001

                                                                                           Potential Realizable
                                                                                         Value at Assumed Annual
                                                                                           Rates of Stock Price
                                                      Individual Grants                Appreciation for Option Term
                                        ---------------------------------------------- ----------------------------
                                        Number of    Percent of
                                        Securities  Total Options
                                        Underlying   Granted to   Exercise
                                         Options    Employees in    Price   Expiration
Name                                    Granted(1)     2001(2)    Per Share    Date         5%            10%
----                                    ----------  ------------- --------- ----------   --------      ----------
Eric B. Stang..........................  800,000(3)     7.93%       $0.92    8/29/11   $462,866      $1,172,994
                                         210,000        2.08%        1.03     3/1/11    136,030         344,726
John H. Reimer.........................  750,000        7.44%        1.03     3/1/11    485,821       1,231,166
Petro Estakhri.........................  600,000(3)     5.95%        0.92    8/29/11    347,150         879,746
                                         750,000        7.44%        1.03     3/1/11    485,821       1,231,166
Michael J. Perez.......................  300,000        2.97%        1.51    7/10/11     80,970         721,965
                                         200,000(3)     1.98%        0.92    8/29/11    115,717         293,249
Eric S. Whitaker.......................  400,000(3)     3.97%        0.92    8/29/11    231,433         586,497
                                         125,000        1.24%        1.03     3/1/11    284,889         205,194
Ronald Bissinger.......................   75,000        0.74%        1.03     3/1/11     48,582         123,117

--------
(1)The options shown in the table were granted at fair market value, are incentive stock options (to the extent permitted under the Internal Revenue
   Code) and will expire ten years from the date of grant. Except as set forth below, the shares vest as to 25% of the shares on the one-year anniversary of the date of grant and as to 2.0833% of the shares each month thereafter so long as the executive officer remains employed by us. Options are subject to earlier termination upon termination of the option holder's employment.

(2)The percentage of total options granted to employees in the last fiscal year is based on options to purchase an aggregate of 10,085,600 shares of our common stock granted to employees during 2001.

(3)Twelve and one-half percent (12.5%) of the shares vested and became exercisable on February 28, 2002, and an additional 1/48th of the total number of shares vest and become exercisable on the 30th day of each succeeding month thereafter until fully vested.

Option Exercises

   The following table sets forth the number of shares covered by both exercisable and unexercisable stock options as of December 31, 2001 by the executive officers named in the Summary Compensation Table. The table also includes the values of "in-the-money" options that represent the positive difference between the exercise price of the outstanding stock option and the fair market value of the shares subject to the option at fiscal year-end. The fair market value is based on $2.64 per share, which was the closing price of our common stock as reported on the Nasdaq National Market on December 31, 2001, the last day of trading for 2001. These values have not been, and may never be, realized. No executive officer named in the Summary Compensation Table exercised any of his stock options in 2001.

     Aggregate Option Exercises in Fiscal 2001 and Fiscal Year-End Values

                                                                          Value of Unexercised
                                        Number of Securities Underlying   In-the-Money Options
                                        Unexercised Options at Year-End        at Year-End
                                        ---------------------------     -------------------------
                 Name                   Exercisable      Unexercisable  Exercisable Unexercisable
                 ----                   -----------      -------------  ----------- -------------
Eric B. Stang..........................    100,000         1,010,000    $       --   $1,714,100
John H. Reimer.........................  1,150,000                --     1,207,500           --
Petro Estakhri.........................    108,333         1,641,667       285,999    2,239,500
Michael J. Perez.......................         --           500,000            --      683,000
Eric S. Whitaker.......................    122,083           697,917            --      891,250
Ronald Bissinger.......................         --               -- (1)         --           --

--------
(1)All of Mr. Bissinger's unvested options were cancelled upon his resignation.

Employment Contracts and Change in Control Arrangements

   All of our employees are at-will employees, which means that either we or our employees may terminate the employment relationship at any time for any reason.

   Eric B. Stang. We entered into an employment offer letter on November 8, 1999 with Eric B. Stang, our President and Chief Executive Officer and former Chief Operating Officer. This letter established Mr. Stang's initial annual base salary at $200,000 and his eligibility for a bonus based upon his achievement of specified performance goals. The offer letter also provided for Mr. Stang's election to the board of directors.

   Following Mr. Stang's appointment as our President and Chief Executive Officer on July 19, 2001, we entered into a retention agreement with Mr. Stang on October 22, 2001 that was effective as of September 1, 2001. Pursuant to the terms of this retention agreement, if we terminate Mr. Stang's employment without cause or if he voluntarily resigns following a constructive termination event in the absence of a change in control, we must continue to pay his base salary and medical and life insurance benefits for twelve months. In addition, we must pay him his annual target bonus, pro-rated up to the date of termination, provided that he would have earned such bonus absent his termination. Additionally, all stock options or restricted stock granted to or purchased by him on or before September 1, 2001 will vest immediately, followed by a twelve-month period during which the options may be exercised. With respect to any stock options granted after September 2, 2001, Mr. Stang will be granted an additional 24 months of vesting, followed by a twelve-month period during which the options may be exercised. Finally, Mr. Stang will have eighteen months within which to repay any outstanding notes that he executed with Lexar Media.

   The retention agreement also provides that, in the event of a change in control of Lexar Media, Mr. Stang will receive a cash bonus of $260,000. In addition, 25% of all unvested stock options and restricted stock granted to or purchased by Mr. Stang prior to the change in control will vest immediately and shall remain exercisable (1) for six months or (2) pursuant to the terms of the original grant agreement, whichever period is greater. The remaining 75% of such unvested stock options and restricted stock shall vest nine months after the change in control and shall remain exercisable (1) for six months or (2) pursuant to the terms of the original grant agreement, whichever period is greater. In addition, if, within eighteen months of a change in control of Lexar Media, Mr. Stang is terminated without cause or voluntarily resigns following a constructive termination event, he will receive his base salary and medical and life insurance benefits for fifteen months. In addition, he will receive his annual target bonus, pro-rated up to the date of termination, regardless of whether he would have earned any such bonus prior to his termination. Additionally, all stock options or restricted stock granted to or purchased by him after the change in control will vest immediately, followed by a six-month period during which the options may be exercised. Mr. Stang will also have eighteen months within which to repay any outstanding notes that he executed with Lexar Media. Finally, in the event that any portion of the amounts payable to Mr. Stang is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, we will pay him the amount, not to exceed $150,000, necessary to place him in the same after-tax position as he would have been in had no excise tax been imposed.

   John H. Reimer. We entered into an employment offer letter on September 4, 1997 with John H. Reimer, our former President and Chief Executive Officer. This letter established Mr. Reimer's initial annual base salary at $240,000 and his eligibility for a bonus of up to $120,000 per year based upon his achievement of specified performance goals. In addition, this letter provided that, in the event that we changed Mr. Reimer's compensation or responsibilities without his consent or we terminated Mr. Reimer for any reason other than his breach of his fiduciary duties or his engagement in criminal activity, (1) we would continue to pay his base salary for twelve months or until he found other employment, whichever occurred first, and (2) Mr. Reimer would be granted full vesting with respect to his outstanding unvested stock options.

   In connection with Mr. Reimer's resignation as our President and Chief Executive Officer, we entered into an agreement with Mr. Reimer dated September 28, 2001. Pursuant to the terms of this agreement and consistent with the terms of the employment offer letter described above, (1) we agreed to pay Mr. Reimer an amount equal to his then-current annual salary of $292,000, payable in twelve equal monthly installments for a period of twelve months ending on August 15, 2002 and (2) Mr. Reimer was granted full vesting with respect to all his unvested options, constituting 1,150,000 shares. We also agreed to repurchase Mr. Reimer's unvested restricted stock and to pay Mr. Reimer a performance bonus for his tenure as Chief Executive Officer in an amount to be determined by our compensation committee. Such bonus will be paid in a manner consistent with the payment of other executive bonuses and will be accrued but not paid until the compensation committee determines the amount of the bonuses to be paid to our employees for 2001.

   As Chairman of our board of directors, Mr. Reimer also receives compensation of $100,000 per year, payable in monthly installments, and receives the medical and other insurance benefits to which he was entitled as our Chief Executive Officer. We are obligated to pay Mr. Reimer this salary through April 30, 2003. If Mr. Reimer's service as Chairman terminates for any reason other than if we terminate his service for cause or if he voluntarily resigns, he will continue to receive his base salary and medical and other insurance benefits until April 30, 2003. In the event his service as Chairman terminates within twelve months following a change in control transaction or our reincorporation in another jurisdiction for any reason, other than if we terminate it for cause or if he voluntarily resigns, Mr. Reimer will receive (1) a lump sum amount equal to $260,000 and (2) $100,000 payable in twelve equal monthly installments for a period of twelve months commencing on the effective date of the termination of his service as Chairman.

   Petro Estakhri. We executed an employment agreement on September 19, 1996 with Petro Estakhri, our Chief Technology Officer and Executive Vice President, Engineering. This agreement established Mr. Estakhri's initial annual base salary at $125,000.

   On November 9, 2001, we entered into a retention agreement with Mr. Estakhri that was effective as of September 1, 2001. Pursuant to the terms of this retention agreement, if we terminate Mr. Estakhri's employment without cause or if he voluntarily resigns following a constructive termination event in the absence of a change in control, we must continue to pay his base salary and medical and life insurance benefits for twelve months. In addition, we must pay him his annual target bonus, pro-rated up to the date of termination, provided that he would have earned such bonus absent his termination. Additionally, all stock options granted to him on or before September 1, 2001 will vest immediately, followed by a twelve-month period during which the options may be exercised. With respect to any stock options granted after September 2, 2001, Mr. Estakhri will be granted an additional eighteen months of vesting, followed by a twelve-month period during which the options may be exercised. With respect to the restricted stock purchased by him on January 17, 2000, Mr. Estakhri will be granted an additional eighteen months of vesting in accordance with the terms of the underlying restricted stock purchase agreement. Finally, Mr. Estakhri will have eighteen months within which to repay any outstanding notes that he executed with Lexar Media.

   The retention agreement also provides that, in the event of a change in control of Lexar Media, Mr. Estakhri will receive a cash bonus of $325,000. In addition, 25% of all unvested stock options and restricted stock granted to or purchased by Mr. Estakhri prior to the change in control will vest immediately and shall remain exercisable (1) for six months or (2) pursuant to the terms of the original grant agreement, whichever period is greater. The remaining 75% of such unvested stock options and restricted stock shall vest nine months after the change in control and shall remain exercisable (1) for six months or (2) pursuant to the terms of the original grant agreement, whichever period is greater. In addition, if, within eighteen months of a change in control of Lexar Media, Mr. Estakhri is terminated without cause or voluntarily resigns following a constructive termination event, he will receive his base salary for fifteen months and medical and life insurance benefits for twelve months. In addition, he will receive his annual target bonus, pro-rated up to the date of termination, regardless of whether he would have earned any such bonus prior to his termination. Additionally, all stock options granted to or purchased by him before or after the change in control and all restricted stock purchased by him after the change in control will vest immediately, followed by a six-month period during which the options may be exercised. With respect to the restricted stock purchased by him on January 17, 2000, Mr. Estakhri will be granted full vesting in accordance with the terms of the underlying restricted stock purchase agreement. In the event, however, that this accelerated vesting is not triggered by the terms of the restricted stock purchase agreement and any shares remain unvested, we have agreed to exercise our repurchase right with respect to all such remaining unvested shares. Mr. Estakhri will also have eighteen months within which to repay any outstanding notes that he executed with Lexar Media. Finally, in the event that any portion of the amounts payable to Mr. Estakhri is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, we will pay him the amount, not to exceed $150,000, necessary to place him in the same after-tax position as he would have been in had no excise tax been imposed.

   Michael J. Perez. We entered into an employment offer letter on June 25, 2001 with Michael J. Perez, to serve as our Vice President, Finance and Chief Financial Officer. This employment offer letter established Mr. Perez's initial annual base salary at $210,000 and his eligibility for a bonus based upon his achievement of specified performance goals.

   On November 28, 2001, we entered into a retention agreement with Mr. Perez that was effective as of September 1, 2001. Pursuant to the terms of this retention agreement, if we terminate Mr. Perez' employment without cause or if he voluntarily resigns following a constructive termination event in the absence of a change in control, we must continue to pay his base salary and medical and life insurance benefits for six months. In addition, we must pay him his annual target bonus, pro-rated up to the date of termination, provided that he would have earned such bonus absent his termination. Additionally, with respect to all stock options or restricted stock granted to or purchased by Mr. Perez as of the date of his termination, he will be granted an additional twelve months of vesting, followed by a twelve-month period during which the options may be exercised.

   The retention agreement also provides that, in the event of a change in control of Lexar Media, 25% of all unvested stock options and restricted stock granted to or purchased by Mr. Perez prior to the change in control will vest immediately and shall remain exercisable (1) for six months or (2) pursuant to the terms of the original grant agreement, whichever period is greater. The remaining 75% of such unvested stock options and restricted stock shall vest nine months after the change in control and shall remain exercisable (1) for six months or (2) pursuant to the terms of the original grant agreement, whichever period is greater. In addition, if, within eighteen months of a change in control of Lexar Media, Mr. Perez is terminated without cause or voluntarily resigns following a constructive termination event, he will receive his base salary and medical and life insurance benefits for twelve months. In addition, he will receive his annual target bonus, pro-rated up to the date of termination, regardless of whether he would have earned any such bonus prior to his termination. Additionally, all stock options or restricted stock granted to or purchased by him after the change in control will vest immediately, followed by a six-month period during which the options may be exercised. Finally, in the event that any portion of the amounts payable to Mr. Perez is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, we will pay him the amount, not to exceed $150,000, necessary to place him in the same after-tax position as he would have been in had no excise tax been imposed.

   Eric S. Whitaker. We entered into an employment offer letter on December 17, 1999 with Eric S. Whitaker, to serve as our Assistant General Counsel and Director of Legal Affairs. Mr. Whitaker has served as our General Counsel and Secretary since April 2000 and our Vice President, Technology Licensing since November 2000. This offer letter established Mr. Whitaker's initial annual base salary at $125,000 and his eligibility for a bonus based upon his achievement of specified performance goals.

   On October 22, 2001, we entered into a retention agreement with Mr. Whitaker that was effective as of September 1, 2001. Pursuant to the terms of this retention agreement, if we terminate Mr. Whitaker's employment without cause or if he voluntarily resigns following a constructive termination event in the absence of a change in control, we must continue to pay his base salary and medical and life insurance benefits for six months. In addition, we must pay him his annual target bonus, pro-rated up to the date of termination, provided that he would have earned such bonus absent his termination. Additionally, with respect to all stock options or restricted stock granted to or purchased by Mr. Whitaker as of the date of his termination, he will be granted an additional twelve months of vesting, followed by a twelve-month period during which the options may be exercised. In the event that any shares that were purchased by Mr. Whitaker on December 27, 1999 remain unvested, we have agreed to exercise our repurchase right with respect to all such remaining unvested shares. Finally, Mr. Whitaker will have eighteen months within which to repay any outstanding notes that he executed with Lexar Media.

   The retention agreement also provides that, in the event of a change in control of Lexar Media, Mr. Whitaker will receive a cash bonus of $125,000. In addition, 25% of all unvested stock options and restricted stock granted to or purchased by Mr. Whitaker prior to the change in control will vest immediately and shall remain exercisable (1) for six months or (2) pursuant to the terms of the original grant agreement, whichever period is greater. The remaining 75% of such unvested stock options and restricted stock shall vest nine months after the change in control and shall remain exercisable (1) for six months or (2) pursuant to the terms of the original grant agreement, whichever period is greater. In addition, if, within eighteen months of a change in control of Lexar Media, Mr. Whitaker is terminated without cause or voluntarily resigns following a constructive termination event, he will receive his base salary and medical and life insurance benefits for twelve months. In addition, he will receive his annual target bonus, pro-rated up to the date of termination, regardless of whether he would have earned any such bonus prior to his termination. Additionally, all stock options or restricted stock granted to or purchased by him as of the date of his termination will vest immediately, followed by a six-month period during which the options may be exercised. Mr. Whitaker will also have eighteen months within which to repay any outstanding notes that he executed with Lexar Media. Finally, in the event that any portion of the amounts payable to Mr. Whitaker is subject to the excise tax imposed by
Section 4999 of the Internal Revenue Code, we will pay him the amount, not to exceed $150,000, necessary to place him in the same after-tax position as he would have been in had no excise tax been imposed.

   Ronald H. Bissinger. In connection with the resignation of Ronald H. Bissinger as our Vice President, Finance and Chief Financial Officer, we entered into a Separation Agreement with Mr. Bissinger dated September 10, 2001. Pursuant to this agreement, we paid Mr. Bissinger his full base salary and all other unpaid compensation and benefits accrued through July 13, 2001, his separation date, in the amount of $124,038. We also paid Mr. Bissinger his base salary as severance payments for the six months following his separation date, in the amount of $90,962, and paid him an additional lump sum severance payment of $380,000. Also pursuant to the Separation Agreement, we exercised our right under the employment agreement that we entered into with Mr. Bissinger to repurchase all of his unvested shares in the event of his termination. Finally, in accordance with the terms of the Separation Agreement, Mr. Bissinger agreed to repay the amount he owed to us under a promissory note for the purchase of shares of our common stock, reduced by the amount that we would otherwise have been required to pay him to repurchase his unvested stock.

   Option Plans. In addition to the employment arrangements described above, our 1996 Stock Option/Stock Issuance Plan and our 2000 Equity Incentive Plan also provide for accelerated vesting upon a change in control of Lexar Media. Under the 1996 Stock Option/Stock Issuance Plan, upon a change in control, all unvested stock options and restricted stock granted pursuant to such plan and not assumed in connection with the change in control automatically vest in full. Under the 2000 Equity Incentive Plan, upon a change in control, 25% of all unvested stock options and restricted stock granted pursuant to such plan automatically vest in full.

Officer Loans

   We have made loans to each of the executive officers named in the Summary Compensation Table, other than Mr. Perez, as set forth below. Each of these notes, except for the note made by Mr. Estakhri on April 3, 1998, were delivered in connection with the exercise of options by these executive officers. Except as set forth below, each of these notes is secured by the shares that the executive officer purchased with the note and are full recourse notes.

                                                                      Amount of Loan
                                                                        Outstanding
                                                                     -----------------
                                      Number of Principal            Largest   As of
                                       Shares   Amount of   Interest Amount  April 29,
       Name           Date   Due Date Purchased   Loan        Rate   in 2001   2002
       ----         -------- -------- --------- ---------   -------- ------- ---------
Eric B. Stang(1)... 11/30/99 11/30/03   800,000 $400,000      6.08%  450,773 $458,701
John H. Reimer.....   6/5/98  7/15/02 2,400,000  192,000      6.23   234,767  238,667
                     1/17/00  1/17/04   400,000  800,000      6.21   884,388  395,260
Petro Estakhri(2)..   4/3/98   4/3/02       N/A   40,000(3)   5.70    48,545   49,289
                      6/5/98  7/15/02 1,076,284   86,103      6.23   105,282  107,030
                     12/2/99  12/2/03   602,324   96,372      6.20   108,818  110,761
                     1/17/00  1/17/04   400,000  800,000(4)   6.21   897,183  913,379
Eric S. Whitaker... 12/27/99 12/27/03    85,000  170,000      6.20   191,224  194,661
Ronald H. Bissinger 12/27/99  1/13/02   400,000  800,000      6.20   877,050    5,539

--------
(1)On April 29, 2002, Mr. Stang satisfied his obligations under this loan by tendering 147,493 shares of our common stock valued at $458,703.23, based upon the $3.11 closing price of our common stock on the Nasdaq National Market on April 29, 2002.

(2)On April 29, 2002, Mr. Estakhri satisfied his obligations under each of these loans, other than the loan subject to the non-recourse note described in footnote (4) below, by tendering 232,724 shares of our common stock, valued at $723,771.64, based upon the $3.11 closing price of our common stock on the Nasdaq National Market on April 29, 2002. As of April 29, 2002, Mr. Estakhri still owes us $456,890 under the non-recourse note.

(3)This loan was secured by 50,000 shares of our common stock.

(4)In connection with this loan, Mr. Estakhri executed both a full recourse note and a non-recourse note, each in the aggregate principal amount of $400,000. The non-recourse note is secured only by Mr. Estakhri's interest in the shares purchased with the note.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   The compensation committee currently consists of William J. Stewart and Brian D. Jacobs. Each is a non-employee director within the meaning of Section 16 of the Securities Exchange Act of 1934 and an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code. Neither has at any time since our formation (1) been one of our officers or employees nor (2) had any other interlocking relationships as defined by the Securities and Exchange Commission. None of our executive officers currently serves or in the past has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board or compensation committee.

                       REPORT ON EXECUTIVE COMPENSATION

   This report on executive compensation is required by the Securities and Exchange Commission. It shall not be deemed to be incorporated by reference by any general statement incorporating this proxy statement by reference into any filing under the Securities Act or under the Securities Exchange Act, except to the extent that we specifically incorporate this information by reference. Also, it shall not otherwise be deemed soliciting material or filed under these Acts.

   The compensation committee of the board makes decisions regarding executive compensation and stock option grants to executive officers and other employees. Although Mr. Stang and Mr. Estakhri attend some of the meetings of the compensation committee, they do not participate in deliberations that relate to their own compensation.

General Compensation Policy

   The compensation committee acts on behalf of the board to establish our general compensation policy for all of our employees. The committee typically reviews and establishes base salary levels and target bonuses for our Chief Executive Officer and our other executive officers and key employees. The compensation committee makes grants of stock options to executive officers, including our Chief Executive Officer and other employees. The committee also administers our incentive and equity plans, including the 2000 Equity Incentive Plan and the 2000 Employee Stock Purchase Plan.

   The committee's compensation philosophy for executive officers, including our Chief Executive Officer, is to relate compensation directly to corporate performance, while providing a total compensation package that is competitive and enables us to attract, motivate, reward and retain key executives and employees. Our compensation policy, which applies to executive officers and our other employees, relates a portion of each individual's total compensation to our revenue and profit objectives, as well as to individual objectives set at the beginning of the year. Consistent with this policy, a designated portion of the compensation of our executive officers is contingent on corporate performance and, in the case of certain executive officers, is also based on the individual officer's performance, as determined by the committee in its discretion. Each executive officer's compensation package may, in one or more years, be comprised of the following three elements:

  . base salary that is designed primarily to be competitive with base salary levels in effect at high technology companies in the San Francisco Bay Area that are of comparable size to Lexar Media and with which Lexar Media competes for executive personnel although these companies are not necessarily the same companies that are included in our stock price performance graph in this proxy statement;

  . annual variable performance awards, such as cash bonuses tied to the achievement of performance goals, financial or otherwise, established by the compensation committee; and

  . long-term equity incentives to strengthen the mutuality of interests between Lexar Media's executive officers and its stockholders.

   The committee determines base salaries, incentive compensation and stock option grants of the executive officers based in part on its review of independent surveys of prevailing compensation practices among high-technology companies with which Lexar Media competes for executive personnel. To this end, the committee attempts to compare the compensation of our executive officers with the compensation practices of comparable companies to determine base salary, target bonuses and target total cash compensation.

   The committee reviews this competitive market information with our Chief Executive Officer for each executive level position and within the committee as to the Chief Executive Officer. In addition, the committee reviews each executive officer's performance for the last year and objectives for the next year, together with the executive officer's responsibility level and our fiscal performance compared to objectives for the last year and our performance targets for the next year. The relative weight given to these factors varies with each individual at the discretion of the committee.

2001 Executive Compensation

   Base Compensation. Salaries for executive officers for fiscal 2001 were generally determined on an individual basis by evaluating each executive's scope of responsibility, performance, prior experience and salary history, as well as the salaries for similar positions at comparable companies.

   Incentive Compensation. Our executive officers are eligible for cash bonuses for their performance in fiscal 2001 to the extent that we have met revenue and profit objectives and that such executive officers have achieved individual objectives, significant financing and engineering milestones and important operating goals. The Chief Executive Officer's subjective judgment of executives' performance (other than his own) is taken into account in determining whether those individual objectives have been satisfied. Performance is measured at the end of the year. The compensation committee has not yet determined the amount of the bonuses to be paid to our employees, including our executive officers, for performance in 2001. Mr. Stang, in his capacity as our Chief Executive Officer, may also pay incentive compensation to our employees in an aggregate amount of up to $30,000 per quarter for exceptional situations, so long as Mr. Stang informs the compensation committee of his actions.

   Stock Options. Stock options are an essential element of our executive compensation package. The committee believes that equity-based compensation in the form of stock options links the interests of management and stockholders by focusing employees and management on increasing stockholder value. The actual value of the equity-based compensation depends entirely on appreciation of our common stock. Stock options have value for the executive only if the price of our common stock increases above the fair market value on the grant date and the executive remains in our employ for the period required for the options to vest. The stock options generally vest and become exercisable over a four-year period and are granted at a price that is equal to the fair market value of our common stock on the date of grant. Substantially all of our full-time employees are granted stock options.

   In 2001, we granted stock options to executive officers to aid in the retention of executive officers and to align their interests with those of the stockholders. Stock options typically have been granted to executive officers when the executive first joins us, in connection with a significant change in responsibilities, annually, to keep our executive officers' interests aligned with our stockholders and, occasionally, to achieve equity within a peer group. The committee may, however, grant additional stock options to executives for other reasons. The number of shares subject to each stock option granted is within the discretion of the committee and is based on anticipated future contribution and ability to impact corporate results, past performance, consistency within the executive's peer group and the number of unvested options or shares held by the executive. In the discretion of the committee, executive officers may also be granted stock options to provide greater incentives to continue their employment with us and to strive to increase the value of our common stock. The stock options generally vest and become exercisable over a four-year period and are granted at a price that is equal to the fair market value of our common stock on the date of grant.

   For 2002, the compensation committee will be considering whether to grant future options to executive officers based on the factors described above, with particular attention to company-wide management objectives and the executive officers' success in meeting specific individual financial and operational objectives established or to be established for 2002, to our revenue and profit expectations and to the number of unvested options or shares held by the executive officers. The compensation committee specifically intends to consider whether to grant options to our existing employees, including our executive officers, in the middle of 2002 and in the middle of each calendar year thereafter. The compensation committee also intends that options granted to existing employees will begin vesting on the six-month, rather than the twelve-month, anniversary of the date of grant.

Chief Executive Officer Compensation

   The compensation committee has reviewed, and intends to continue to review annually, the performance and compensation of our Chief Executive Officer according to the criteria and procedures described above. On July 20, 2001, John H. Reimer resigned as our President and Chief Executive Officer. Before his resignation, Mr. Reimer's base salary was $292,000 and his incentive compensation performance goal for 2001 was 50% of his base salary. During 2001, Mr. Reimer actually received $187,233 of his base salary as Chief Executive Officer. As a result, he was eligible to receive incentive compensation of up to $93,616, or 50% of his base salary. Based upon Mr. Reimer's performance as our Chief Executive Officer and his achievement of the financial and operational objectives established for him, the compensation committee determined that Mr. Reimer would be eligible for up to $46,808, or 50% of the incentive compensation which Mr. Reimer could have earned for performance in 2001. For 2001, bonuses have been accrued, but not yet paid to any employee, including Mr. Reimer. The compensation committee has not yet determined the amount of the bonuses to be paid to our employees for 2001. Mr. Reimer did, however, receive the severance payments that we were contractually obligated to pay to him pursuant to the terms of his employment offer letter as described above in "Executive Compensation--Employment Contracts and Change in Control Arrangements."

   On July 20, 2001, Eric B. Stang was appointed as our President and Chief Executive Officer. As of December 31, 2001, Mr. Stang's base salary was $255,000. In addition, Mr. Stang is eligible to receive a bonus of up to 50% of his base salary for his performance in 2001. Our compensation committee intends to determine the bonus to be paid to Mr. Stang for his performance in 2001 when the compensation committee determines the amount of the bonuses to be paid to our employees for 2001. Such bonus will be based upon his success in meeting the financial and operational objectives that were established for him as our Chief Executive Officer in 2001. In March 2001 and August 2001, the compensation committee reviewed Mr. Stang's performance as well as his equity compensation package. Based on such reviews, Mr. Stang was granted an option to purchase 210,000 shares of our common stock on March 2, 2001 and an option to purchase 800,000 shares of our common stock on August 30, 2001. Additionally, as discussed more fully in "Executive Compensation--Employment Contracts and Change in Control Arrangements," on October 22, 2001, we entered into a retention agreement with Mr. Stang. The terms of this agreement were designed to recognize Mr. Stang's increased job responsibilities as our Chief Executive Officer and to aid in his retention.

Compliance with Section 162(m) of the Internal Revenue Code

   Having considered the requirements of Section 162(m), the committee believes that grants made under the 2000 Equity Incentive Plan meet the requirements for performance-based grants as defined in Section 162(m). We intend to comply with the requirements of Section 162(m) of the Internal Revenue Code for 2002. We do not expect cash compensation for 2002 to any of our executive officers to be more than $1,000,000 or consequently affected by the requirements of Section 162(m).

COMPENSATION COMMITTEE

William J. Stewart
Brian D. Jacobs

                        COMPANY STOCK PRICE PERFORMANCE

   The stock price performance graph below is required by the Securities and Exchange Commission. It shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Securities Exchange Act, except to the extent that we specifically incorporate this information by reference. Also, it shall not otherwise be deemed soliciting material or filed under these Acts.

   The graph below compares the cumulative total stockholder return on our common stock with the cumulative total return on the Nasdaq Stock Market (U.S.) Index and a peer group consisting of M-Systems Flash Disk Pioneers Ltd., SanDisk Corporation and SmartDisk Corporation. The graph assumes that $100 was invested in our common stock, the Nasdaq Stock Market (U.S.) Index and the peer group described above, weighted according to each company in the peer group's stock market capitalization at the beginning of the period, on August 15, 2000, the date of our initial public offering, and calculates the annual return through December 31, 2001. The stock price performance shown in the graph below is based on historical data and does not necessarily indicate future stock price performance.

                                    [CHART]

                 LEXAR MEDIA, INC.    NASDAQ STOCK MARKET (U.S.)      PEER GROUP
 8/15/2000            100.00                   100.00                    100.00
12/31/2000             11.73                    63.71                     41.67
12/31/2001             33.00                    50.55                     22.94

                          RELATED PARTY TRANSACTIONS

   Other than the compensation arrangements, including officer loans and retention and separation agreements, described in "Director Compensation" and "Executive Compensation," since January 1, 2001, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $60,000 and in which any director, executive officer, holder of more than 5% of our common stock or any member of his or her immediate family had or will have a direct or indirect material interest.

                             STOCKHOLDER PROPOSALS

   Proposals of stockholders intended to be presented at our 2003 Annual Meeting of Stockholders must be received at our principal executive offices no later than January 3, 2003 in order to be included in our proxy statement and form of proxy relating to that meeting. Stockholders wishing to bring a proposal before our 2003 Annual Meeting of Stockholders (but not include it in our proxy materials) must provide written notice of the proposal to the Secretary of Lexar Media at our principal executive offices by March 31, 2003. In addition, stockholders must comply with the procedural requirements in our bylaws. Under our bylaws, notice must be delivered to the Secretary of Lexar Media at our principal executive offices no less than 60 days and no more than 90 days before the first anniversary of the 2002 annual meeting. If the annual meeting in 2003 is more than 30 days before or more than 60 days after the first anniversary of the 2002 annual meeting, then stockholders must give us notice of any proposal no more than 90 days and no less than 60 days before the meeting or no more than 10 days after we publicly announce the date of the meeting. The stockholder's notice must specify, as to each proposed matter: (a) a description of the business and reason for conducting the business at the meeting; (b) the name and address as they appear on our books of the stockholder proposing the business, or the name of the beneficial holder or other party on whose behalf the proposal is made; (c) the class and number of shares of our common stock owned by the stockholder or beneficial holder or other party on whose behalf the proposal is made; and (d) any material interest in the business of the stockholder or beneficial holder or other party on whose behalf the proposal is made. Stockholders can obtain a copy of our bylaws from us. The bylaws are also on file with the Securities and Exchange Commission. The proxy holders will vote all proxies received for the annual meeting in 2003 according to their judgment on all stockholder proposals that we receive after March 31, 2003.

     COMPLIANCE UNDER SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

   Section 16 of the Securities Exchange Act requires our directors and officers, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. The Securities and Exchange Commission regulations also require these persons to furnish us with a copy of all Section 16(a) forms they file. Based solely on our review of the copies of the forms furnished to us and written representations from our executive officers and directors, we believe that all Section 16(a) filing requirements were met during 2001, with the exception of Messrs. Dodds, Jacobs, Stewart and Rollwagen, who each filed a late Form 5 for option grants made to them in August 2000.

                                OTHER BUSINESS

   The board does not intend to bring any other business before the meeting, and, so far as is known to the board, no matters are to be brought before the meeting except as specified in the notice of the meeting. As to any business that may properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in accordance with the judgment of the proxy holders. A matter is considered properly brought before the 2002 annual meeting if we receive notice of the matter in the manner provided in our bylaws. Under our bylaws, notice must be delivered to the Secretary of Lexar Media at our principal executive offices no later than April 6, 2002.

Whether or not you plan to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares will be represented at the meeting.

                                      PROXY

                                LEXAR MEDIA, INC.

                 Annual Meeting of Stockholders -- May 30, 2002

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Eric B. Stang and Michael J. Perez, as the Proxyholders, each with full powers of substitution, and hereby authorizes them to represent and to vote, as designated below, all shares of Common Stock, $0.0001 par value per share, of Lexar Media, Inc. (the "Corporation") that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation (the "Meeting") to be held on Thursday, May 30, 2002, at 10:00 a.m., local time, at the Fremont Marriott, 46100 Landing Parkway, Fremont, California and at any adjournment or postponement thereof.

     This Proxy, when properly executed and returned in a timely manner, will be voted at the Meeting and any adjournment or postponement thereof in the manner described herein. If no contrary indication is made, the proxy will be voted FOR the Board of Director nominees and FOR the ratification of PricewaterhouseCoopers LLP and in accordance with the judgment and in the discretion of the persons named as Proxyholders herein on any other business that may properly come before the Meeting or any adjournment or postponement thereof, to the extent authorized by Rule 14A-4(c) promulgated under the Securities Exchange Act of 1934.

        PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING
                             THE ENCLOSED ENVELOPE.

-----------------------                                                               ------------------------
     SEE RESERVE            CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE            SEE REVERSE
         SIDE                                                                                  SIDE
-----------------------                                                               ------------------------

                                   DETACH HERE

|X|         Please       mark
            votes  as in this
            example.


The Board of Directors unanimously recommends that you vote FOR the Board of Director nominees and FOR the ratification of PricewaterhouseCoopers LLP.

1.         ELECTION OF DIRECTORS.

           Nominees:  William T. Dodds, Brian D. Jacobs and Eric B. Stang

              FOR all nominees                     WITHHOLD from all nominees

           To withhold authority to vote for any individual nominee, strike a line through that nominee's name.

2.         PROPOSAL TO RATIFY THE APPOINTMENT OF                            FOR            AGAINST          ABSTAIN
           PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT ACCOUNTANTS
           FOR THE FISCAL YEAR ENDING DECEMBER 31, 2002.

Please sign exactly as your name appears on this Proxy. If more than one name appears, all persons so designated should sign. Attorneys, executors, administrators, trustees and guardians should indicate their capacities. If the signer is a corporation, please print full corporate name and indicate capacity of duly authorized officer executing on behalf of the corporation. If the signer is a partnership, please print full partnership name and indicate capacity of duly authorized person executing on behalf of the partnership. Please date this Proxy.

|_|                      MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW

Signature:                                                    Date:
           ------------------------------------------               -------------------------------------------------------

Printed Name:                                                 Address:
              ---------------------------------------                  ----------------------------------------------------

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THIS PROXY CARD AND RETURN IT PRIOR TO THE MEETING IN THE ENCLOSED ENVELOPE.

                                 (Reverse Side)